NEWS RELEASE

Contact: Dollar Financial Corp
Financial Dynamics
Mark McCall/Julie Prozeller (212) 850-5600
FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES FISCAL 2007 SECOND QUARTER RESULTS AND RAISES GUIDANCE;

RESULTS DRIVEN BY STRONG INTERNATIONAL REVENUE GROWTH OF 39.7% AND CONSOLIDATED SAME STORE SALES GROWTH OF 11.2%

BERWYN, Pennsylvania, January 31, 2007 – Dollar Financial Corp (NASDAQ:DLLR - News), a leading international financial services company serving under-banked consumers, today announced results for the fiscal 2007 second quarter.

Fiscal 2007 second quarter highlights (compared to the prior year period):

▪	Consolidated net revenue was $102.1 million, an increase of 26.6% or $21.4 million.
▪	Revenue from the Company’s international operations increased by 39.7% or $20.8 million.
▪	Total comparable store sales increased 11.2%.
▪	Comparable store sales for the international businesses increased by 15.6%.
▪	Store and regional margin was 36.7% of total revenue, compared to 34.7% for the prior year.
▪	Adjusted EBITDA was $27.9 million, an increase of 44.2% or $8.6 million.
▪	Pro forma income before income taxes was $14.7 million, an increase of 60.5% or $5.5 million.

Commenting on the results, Jeff Weiss, the Company’s Chairman and Chief Executive Officer stated, “The Company realized another solid quarter of operating results, driven by strong revenue growth across both our foreign and domestic markets. During the quarter, we followed through on our commitment to substantially improve our balance sheet with the refinancing of our long term debt and the recent currency-swap transactions. We also continued to execute on our strategy of being the most diversified company in the industry, completing two significant acquisitions including an 82 store Canadian franchise acquisition and a 23 store acquisition in Southwest Florida. Overall, I am very pleased with the progress we have made during the quarter and am confident that our multinational, multi-product and multi-channel strategy will continue to fuel our growth and generate shareholder value.”

Consolidated check cashing revenue increased by 17.9% or $6.3 million, as the Canadian business segment grew by 32.0% or $4.1 million and U.K. check cashing revenue increased by 20.5% or $2.2 million. The U.S. check cashing business was approximately flat to the prior year. On a consolidated basis, the face amount of the average check cashed increased 7.0% to $472 compared to $441 for the prior year, and the average fee per check cashed increased by 9.7% to $18.10.

For the quarter ended December 31, 2006, consolidated net consumer lending revenue increased by 38.7%, or $12.9 million compared to the prior year, driven by strong growth across all three business units. Consumer lending revenue in the Company’s international businesses grew by a very strong 55.6% or $11.6 million, while consumer lending revenue in the U.S. market grew by 10.9%. The consolidated loan loss provision for the quarter, as a percentage of gross consumer lending revenue, decreased to 18.5% as compared to 18.9% for the prior year.

Total Company funded loan originations were $339.3 million for the quarter ended December 31, 2006, representing a net increase of 32.1% or $82.5 million compared to the prior year. Company funded loan originations in the U.S. increased by $9.6 million or 15.5%, Canadian loan originations increased by 42.7% or $61.4 million, while loan originations in the U.K. increased by 22.6% or $11.5 million.

Money transfer fees increased 27.6% or $1.2 million, primarily driven by growth in the Company’s international markets. Other revenue increased by 13.3% or $1.0 million for the quarter ended December 31, 2006, principally due to strong MasterCard® branded debit-card sales in the Canadian and U.K. business units, as well as growth in the foreign currency product in both the Canadian and U.K. businesses.

Comparable store sales increased 11.2% or $8.6 million for the second quarter, and on a constant currency basis increased by 7.4% or $5.9 million. On a local currency basis, the Company’s Canadian operations achieved comparable store sales growth of 10.6%, the U.K. business generated comparable store sales growth of 8.5%, while U.S. comparable store sales increased by 3.5%.

The Company realized a store and regional margin of $37.5 million or 36.7% of total net revenue for the second quarter, compared to $28.0 million or 34.7% of net revenue for the prior year. The improved margin performance was driven primarily by strong revenue growth during the quarter.

Corporate expenses, as a percentage of net revenues, were consistent with the prior year’s quarter at 12.9%. This was achieved even though the Company was required to recognize stock based compensation in the current quarter in accordance with FAS 123R which totaled $0.8 million. Excluding the impact of the FAS

123R expenses, corporate expenses as a percentage of revenue declined from 12.9% to 12.2% of total revenue.

In the second quarter of fiscal 2007, the Company incurred $51.6 million of one-time charges including:

1)	$23.8 million of costs related to the refinancing of the $200.0 million U.S. Senior Notes;
2)	$6.6 million of non-cash charges associated with the mark-to-market adjustment of the Company’s foreign term loans; and
3)

$21.2 million of net charges associated with the reorganization of the We The People business unit, net of approximately $3.25 million of one-time income associated with the settlement of litigation with IDLD, Inc., the former owner of the We The People business.

Also in the second quarter, the Company completed cross currency-swap transactions which synthetically converted the $375.0 million U.S. dollar denominated foreign term loans into local currency denominated loans. These swap transactions also lowered the combined interest rate on the aggregate $375.0 million debt issuance to a blended fixed rate of 7.4%, which will result in an annual cash interest expense savings of approximately $2.5 million as compared to the applicable floating interest rates at the time the swap transactions were completed.

On a pro forma basis, excluding the $51.6 million of net one-time charges detailed above, pro forma income before income taxes was $14.7 million, representing an increase of 60.5% or $5.5 million over the prior year’s second quarter results. The Company expects a more normalized income tax rate of 37% to 39% in the third quarter ending March 31, 2007, which will be the first full quarter in which the Company’s long-term debt is domiciled in its international subsidiaries. Furthermore, the third quarter will not be impacted by the tax effects of the one-time charges recorded in the second quarter.

As a result of the one-time charges, the Company incurred a net loss for the quarter and fully diluted earnings per share, the calculation of which includes the 5,000,000 additional shares related to the June 2006 follow-on common stock offering, was a loss of $2.23 compared to earnings per share of $0.16 (computed on the lesser number of shares outstanding) for the previous year. Excluding the one-time charges described above, pro forma earnings per share were $0.38 for the quarter representing an increase of $0.07 per share over the prior year period.

The Company opened ten company-owned financial services stores in the second quarter, of which six were in the Canadian market and four in the U.K. market.

Fiscal Year 2007 Earnings Guidance

Excluding the aforementioned $51.6 million of net one-time charges, the Company is increasing its previously announced fiscal 2007 guidance. Revenue is now expected to be between $400.0 million and $405.0 million, Adjusted EBITDA between $112.0 million and $114.0 million, and pro forma income before income taxes of between $66.0 and $68.0 million.

Calendar Year 2007 Earnings Guidance

The Company is also increasing its previously announced calendar year 2007 guidance for revenue between $450.0 million and $460.0 million, Adjusted EBITDA of $127.0 million to $132.0 million, income before income taxes of $78.0 million to $80.0 million, and earnings per share of between $1.95 to $2.05.

The reconciliation between Adjusted EBITDA and income before income taxes is consistent with the historical reconciliation as presented at the end of this news release.

Investors Conference Call

Dollar Financial Corp will be holding an investor’s conference call on Wednesday, January 31, 2007 at 5:00 pm EST to discuss the Company’s results for the 2007 fiscal second quarter. Investors can participate in the conference by dialing 888-868-9078 (U.S. and Canada) or 973-935-8509 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO, Don Gayhardt, President, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning at 7:00 pm Eastern Time on January 31, 2007 through February 7, 2007. If you wish to listen to the replay of this conference call, please dial 973-341-3080 and enter passcode “8352223”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp

Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® and

MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.

At December 31, 2006, the Company’s global store network consisted of 1,282 stores, including 883 company-operated financial services stores and 127 We The People legal document preparation locations in 34 states, the District of Columbia, Canada and the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company's website at www.dfg.com.

Forward Looking Statement

This news release contains forward looking statements, including statements regarding the Company’s future results, growth and operating strategy, restructuring initiatives, the impact of new stores and acquisitions, the debt refinancing and cross-currency swap transactions, and of the performance of new products. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the integration of acquired stores, the performance of new stores, the implementation of restructuring initiatives, and the effects of new products on the Company’s business, results of operations, financial condition and prospects. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, or that ongoing and potential future litigation or that the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the final prospectus from the Company’s follow-on public offering filed with the SEC on June 16, 2006 and its fiscal 2006 annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,

	2006	2006

Assets:
Cash and cash equivalents	$ 120,221	$ 127,203
Restricted cash	80,750	-
Loans receivable, net:
Loans receivable	58,997	88,177
Less: allowance for loan losses	(5,365)	(8,540)

Loans receivable, net	53,632	79,637
Other consumer lending receivables	7,545	12,151
Prepaid expenses and other receivables	18,846	17,287
Deferred tax asset, net	185	1,495
Property and equipment, net	40,625	47,542
Goodwill and other intangibles, net	218,566	321,292
Debt issuance costs, net	9,437	9,465
Other assets	2,018	2,524

Total Assets	$ 551,825	$ 618,596

Liabilities:
Accounts payable	$ 23,438	$ 37,555
Income taxes payable	10,963	10,589
Accrued expenses and other liabilities	36,583	30,618
Accrued interest payable	3,312	2,898
Deferred tax liability	4,539	5,018
Revolving credit facilities	39,000	38,428
Long-term debt	272,037	378,169

Total Liabilities	389,872	503,275

Shareholders' Equity:
Common stock	23	23
Additional paid-in capital	242,594	246,660
Accumulated deficit	(114,920)	(169,095)
Accumulated other comprehensive income	34,256	37,733

Total shareholders' equity	161,953	115,321

Total Liabilities and Shareholders' Equity	$ 551,825	$ 618,596

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2005	2006	2005	2006

Revenues:
Check cashing	$ 35,224	$ 41,518	$ 69,571	$ 79,907
Consumer lending:
Fees from consumer lending	41,094	56,799	77,332	105,624
Provision for loan losses and adjustment
to servicing revenue	(7,748)	(10,532)	(16,521)	(20,104)

Consumer lending, net	33,346	46,267	60,811	85,520
Money transfer fees	4,262	5,437	8,220	10,104
Other	7,835	8,876	16,530	18,280
Total revenues	80,667	102,098	155,132	193,811

Store and regional expenses:
Salaries and benefits	26,004	32,127	51,195	61,095
Occupancy	6,752	7,931	13,470	15,583
Depreciation	1,835	2,157	3,667	4,211
Returned checks, net and cash shortages	3,128	3,765	6,387	7,397
Telephone and telecommunication	1,445	1,473	2,866	3,017
Advertising	2,633	3,196	4,822	5,458
Bank charges and armored carrier services	2,171	2,569	4,266	4,837
Other	8,690	11,422	15,999	20,885

Total store and regional expenses	52,658	64,640	102,672	122,483

Store and regional margin	28,009	37,458	52,460	71,328

Corporate and other expenses:
Corporate expenses	10,410	13,172	19,582	26,005
Other depreciation and amortization	886	846	1,811	1,676
Interest expense, net	7,438	8,687	14,679	14,989
Loss on extinguishment of debt	0	23,797	0	31,784
Proceeds from litigation settlement	0	(3,256)	0	(3,256)
Goodwill impairment and other charges	0	24,464	0	24,464
Mark to market charge - term loans	0	6,619	0	6,619
Other, net	142	91	418	179

Income (loss) before income taxes	9,133	(36,962)	15,970	(31,132)
Income tax provision	6,115	15,470	10,653	23,044

Net income (loss)	$ 3,018	$ (52,432)	$ 5,317	$ (54,176)

Net income (loss) per share
Basic	$ 0.17	$ (2.23)	$ 0.29	$ (2.32)
Diluted	$ 0.16	$ (2.23)	$ 0.29	$ (2.32)

Weighted average shares outstanding
Basic	18,102,727	23,470,302	18,095,881	23,385,308
Diluted	18,358,187	23,470,302	18,392,674	23,385,308

Dollar Financial Corp
Pro forma Income before Income Taxes
(Excluding One-time Charges)
(In thousands except share and per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2005	2006	2005	2006

Income (loss) before income taxes - as reported
One-time Charges:	$ 9,133	$ (36,962)	$ 15,970	$ (31,132)
$375.0 million debt refinancing	-	30,416	-	38,403
We The People reorganization, net	-	21,208	-	21,208

Pro forma income before income taxes	9,133	14,662	15,970	28,479
Pro forma income taxes (37% effective tax rate)	3,379	5,425	5,909	10,537

Pro forma net income	$ 5,754	$ 9,237	$ 10,061	$ 17,942

Weighted average fully diluted shares outstanding	18,358,187	24,328,267	18,392,674	24,120,647

Actual fully diluted earnings (loss) per share	$ 0.16	$ (2.23)	$ 0.29	$ (2.32)

Pro forma fully diluted earnings per share	$ 0.31	$ 0.38	$ 0.55	$ 0.74

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to incentive stock options and restricted shares, loss on extinguishment of debt, restructuring costs and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that Adjusted EBITDA amounts should be considered by prospective investors because Dollar uses them as one measure of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company's historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Interim Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2005	2006	2005	2006

Income before income taxes	$9,133	$(36,962)	$15,970	$(31,132)
Add:
Depreciation and amortization	2,721	3,003	5,478	5,887
Interest expense	7,438	8,687	14,679	14,989
Foreign currency (gain) loss	(99)	527	305	718
Incentive stock option expense	27	759	54	1,068
$375.0 million debt refinancing costs	-	30,416	-	38,403
We The People reorganization costs, net	-	21,208	-	21,208
Loss on store closings & other	142	280	418	503

Adjusted EBITDA	$ 19,362	$ 27,918	$ 36,904	$ 51,644

Dollar Financial Corp
Unaudited Store Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2005	2006	2005	2006

Beginning Company-Operated Stores
U.S.	346	336	347	338
Canada	214	252	214	242
U.K.	155	185	152	172
WTP	29	12	3	13
Total Beginning Company-Operated Stores	744	785	716	765

De novo Store Builds
U.S.	0	0	3	1
Canada	6	6	6	16
U.K.	6	4	9	12
WTP	0	0	0	0
Total	12	10	18	29

Acquired Stores
U.S.	0	23	0	23
Canada	0	82	0	82
U.K.	0	0	0	5
WTP	2	0	28	0
Total	2	105	28	110

Closed Stores
U.S.	1	5	5	8
Canada	1	0	1	0
U.K.	0	0	0	0
WTP	9	10	9	11
Total	11	15	15	19

Ending Company-Operated Stores
U.S.	345	354	345	354
Canada	219	340	219	340
U.K.	161	189	161	189
WTP	22	2	22	2
Total Ending Company-Operated Stores	747	885	747	885

Ending Franchise Stores
U.S.	7	1	7	1
Canada	139	51	139	51
U.K.	293	220	293	220
WTP	143	125	143	125
Total Ending Franchise Stores	582	397	582	397

Total Ending Store Count	1,329	1,282	1,329	1,282

Dollar Financial Corp.
Unaudited Selected Financial Data

	2005	2006	2005	2006

Check Cashing Data (Consolidated)
Face amount of checks cashed (in millions)	$ 941	$ 1,082	$ 1,858	$ 2,092
Number of checks cashed (in thousands)	2,135	2,294	4,223	4,414
Face amount of average check	$ 441	$ 472	$ 440	$ 474
Average fee per check cashed	$ 16.50	$ 18.10	$ 16.47	$ 18.10
Net write-offs of returned checks (in thousands)	$ 2,658	$ 3,223	$ 5,621	$ 6,333
Net write offs as a percentage of check cashing revenue	7.6%	7.8%	8.1%	7.9%

Consumer Loan Data - Originations
U.S. company funded consumer loan originations	$ 61,960	$ 71,566	$ 129,596	$ 133,800
Canadian company funded consumer loan originations	143,981	205,393	273,073	365,691
U.K. company funded consumer loan originations	50,854	62,329	102,776	120,346

Total company funded consumer loan originations	$ 256,795	$ 339,288	$ 505,445	$ 619,837

Consumer Loan Data - Net Revenues
U.S. servicing revenues, net	$ 5,552	$ 8,799	$ 9,504	$ 17,089
U.S. company funded consumer loan revenues	10,415	11,205	20,254	21,302
Canadian company funded consumer loan revenues	17,419	26,429	32,476	47,280
U.K. company funded consumer loan revenues	7,708	10,366	15,097	19,953
Provision for loan losses on company funded loans	(7,748)	(10,532)	(16,520)	(20,104)

Total consumer lending revenues, net	$ 33,346	$ 46,267	$ 60,811	$ 85,520

Consumer Loan Net Charge-offs
Gross charge-offs of company funded consumer loans	$ 26,691	$ 36,199	$ 52,564	$ 68,087
Recoveries of company funded consumer loans	20,608	29,991	41,578	55,683

Net charge-offs on company funded consumer loans	$ 6,083	$ 6,208	$ 10,986	$ 12,404

Gross charge-offs of company funded consumer loans as a
percentage of total company funded consumer loan originations	10.4%	10.7%	10.4%	11.0%

Recoveries of company funded consumer loans as a percentage
of total company funded consumer loan originations	8.0%	8.9%	8.2%	9.0%

Net charge-offs on company funded consumer loans as a
percentage of total company funded consumer loan originations	2.4%	1.8%	2.2%	2.0%